Exhibit 99.1
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Cheryl Watson, 317.469.2064
For immediate release
Nelnet receives report related to audit
LINCOLN, Neb., September 29, 2006 — Nelnet (NYSE: NNI) announced today it received a report from the Office of Inspector General of the Department of Education (OIG) that questions the company’s qualification of certain loans receiving 9.5% special allowance payments and recommends that the Department of Education (the Department) instruct Nelnet to return what the OIG considers overpayments in connection with these loans and exclude such loans from future requests.
Nelnet believes the OIG’s report is incorrect. The report is inconsistent with the Higher Education Act, applicable laws, policy, Department regulations, and the guidance to student loan companies previously issued by the Department. Nelnet has followed and relied upon the consistent interpretation provided by the government and has been open in its communication. However, the company cannot predict the final outcome of this matter.
Nelnet believes that the OIG’s recommendation would require the Department not only to change the rules going forward, but also to ignore previous rules, guidance, and interpretations. The Department may accept or reject findings or recommendations contained in the final audit report issued by the OIG. The company will continue to cooperate with the Department in the audit process to reach a timely resolution.
“We will continue to seek a resolution of this matter with the Department and will also examine all other available remedies that prove the merits of our position,” said Mike Dunlap, Chairman and Co-Chief Executive Officer of Nelnet. “However this matter is resolved, we will continue to provide superior service to students, families, and schools. We also continue to execute our strategic plan — to help the education-seeking family plan for their education, pay for their education, and prepare for their careers through a broad range of value-added services to these families and the schools that educate their students.”

The company has filed a Form 8-K with the Securities and Exchange Commission, which contains additional important information regarding the audit report.
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About Nelnet
For 28 years, Nelnet has been helping the education-seeking family plan for their education, pay for their education, and prepare for their careers. The company has invested hundreds of millions of dollars in college planning/counseling services, including live counseling to help families through all aspects of the financial aid process; benefits for borrowers, including tens of millions of dollars in fee reductions and Nelnet sponsored scholarships; and technology improvements to make processes as simple as possible for students and families. Nelnet serves students in 50 states, employs approximately 4,000 associates, and has $22.4 billion in net student loan assets. Additional information is available at www.nelnet.net.
Information contained in this press release, other than historical information, may be considered forward looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet’s operating results, performance, or financial condition expressed or implied by the forward-looking statements are the pending nature of the resolution of the audit discussed in this press release, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.